Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Six Months Ended June 30, 2016

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter and six months ended June 30, 2016. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended June 30,	2016	2015	2016
Revenues	$6,265.0	$6,497.7	$(193.9)
Company-operated margins	668.5	664.8	(27.1)
Franchised margins	1,917.5	1,825.6	(20.4)
Selling, general & administrative expenses	596.1	592.4	6.3
Operating income	1,857.9	1,849.3	(42.2)
Net income	1,092.9	1,202.4	(16.6)
Earnings per share-diluted	$1.25	$1.26	$(0.02)

			Currency Translation Benefit/ (Cost)

Six Months Ended June 30,	2016	2015	2016
Revenues	$12,168.9	$12,456.6	$(438.6)
Company-operated margins	1,246.7	1,224.6	(52.4)
Franchised margins	3,652.8	3,466.8	(72.7)
Selling, general & administrative expenses	1,174.1	1,175.2	17.4
Operating income	3,638.2	3,234.8	(110.0)
Net income	2,217.7	2,013.9	(54.8)
Earnings per share-diluted	$2.51	$2.09	$(0.06)
The impact of foreign currency translation on consolidated operating results for the quarter and six months reflected the strengthening of the U.S. Dollar against the British Pound and most other currencies, partly offset by the stronger Euro in the quarter.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 9% (8% in constant currencies) to $1,092.9 million, and diluted earnings per share decreased 1% (up 1% in constant currencies) to $1.25. Foreign currency translation had a negative impact of $0.02 on diluted earnings per share.
For the six months, net income increased 10% (13% in constant currencies) to $2,217.7 million, and diluted earnings per share increased 20% (23% in constant currencies) to $2.51. Foreign currency translation had a negative impact of $0.06 on diluted earnings per share.
Results for the quarter and six months benefited from stronger operating performance and higher gains on sales of restaurant businesses. Both periods were impacted by approximately $230 million of strategic charges, consisting primarily of non-cash impairment charges incurred in the quarter related to the Company’s ongoing refranchising and G&A initiatives, as well as the decision to relocate the Company's headquarters.
Results also benefited from comparison to the prior year's charges of $45 million in the second quarter 2015 and $240 million for the six months 2015. Excluding the impact of the current and prior year charges, diluted earnings per share increased 13% in constant currencies for the quarter, with no significant impact for the six months. This supplemental information is provided to help investors understand the impact of the current and prior year charges on the Company’s results.

Diluted earnings per share benefited from a decrease in diluted weighted average shares outstanding due to share repurchases. During the quarter, the Company repurchased 25.7 million shares of stock for $3.4 billion, bringing total purchases for the six months to 57.0 million shares or $7.1 billion. In addition, the Company paid a quarterly dividend of $0.89 per share, or $759.3 million, bringing the total dividends paid for the six months to $1.5 billion.

Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
The Company is accelerating the pace of refranchising to optimize its restaurant ownership mix, generate more stable and predictable revenue and cash flow streams, and operate with a less resource-intensive structure. The shift to a greater percentage of franchised restaurants negatively impacts consolidated revenues as Company-operated sales are replaced by franchised revenues, where the Company receives rent and/or royalty revenue based on a percentage of sales.
REVENUES
Dollars in millions

Quarters Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$975.3	$1,074.2	(9)%	(9)%
International Lead Markets	1,100.3	1,231.8	(11)	(8)
High Growth Markets	1,357.2	1,431.5	(5)	3
Foundational Markets & Corporate	483.8	523.6	(8)	(3)
Total	$3,916.6	$4,261.1	(8)%	(4)%

Franchised revenues
U.S.	$1,147.5	$1,100.0	4%	4%
International Lead Markets	742.5	705.1	5	7
High Growth Markets	193.4	181.4	7	7
Foundational Markets & Corporate	265.0	250.1	6	9
Total	$2,348.4	$2,236.6	5%	6%

Total revenues
U.S.	$2,122.8	$2,174.2	(2)%	(2)%
International Lead Markets	1,842.8	1,936.9	(5)	(2)
High Growth Markets	1,550.6	1,612.9	(4)	3
Foundational Markets & Corporate	748.8	773.7	(3)	1
Total	$6,265.0	$6,497.7	(4)%	(1)%

Six Months Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,941.7	$2,064.4	(6)%	(6)%
International Lead Markets	2,151.9	2,372.9	(9)	(5)
High Growth Markets	2,622.0	2,719.6	(4)	4
Foundational Markets & Corporate	954.5	1,018.3	(6)	(1)
Total	$7,670.1	$8,175.2	(6)%	(2)%

Franchised revenues
U.S.	$2,201.0	$2,087.9	5%	5%
International Lead Markets	1,419.4	1,354.8	5	8
High Growth Markets	370.8	349.6	6	8
Foundational Markets & Corporate	507.6	489.1	4	10
Total	$4,498.8	$4,281.4	5%	7%

Total revenues
U.S.	$4,142.7	$4,152.3	0%	0%
International Lead Markets	3,571.3	3,727.7	(4)	0
High Growth Markets	2,992.8	3,069.2	(2)	4
Foundational Markets & Corporate	1,462.1	1,507.4	(3)	3
Total	$12,168.9	$12,456.6	(2)%	1%

•	Revenues: Revenues decreased 4% (1% in constant currencies) for the quarter and decreased 2% (increased 1% in constant currencies) for the six months.

•	U.S.: Revenues decreased for the quarter and were flat for the six months, due to the impact of refranchising, offset by positive comparable sales.

•
International Lead Markets: Revenues decreased for both periods due to negative foreign currency translation. In constant currencies, revenues decreased for the quarter and were flat for the six months, due to the impact of refranchising, offset by positive comparable sales, primarily in the U.K., Canada and Australia.

•
High Growth Markets: Revenues decreased for both periods due to negative foreign currency translation. In constant currencies, revenues increased for both periods due to positive comparable sales, primarily in China, Russia and several other markets, and continued expansion in Russia.

Comparable Sales and Guest Counts
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix.
COMPARABLE SALES AND GUEST COUNTS

	Increase/ (Decrease)
	Quarters Ended		Six Months Ended
	June 30,		June 30,*
	2016	2015	2016	2015
U.S.	1.8%	(2.0)%	3.5%	(2.3)%
International Lead Markets	2.6	3.8	3.8	2.4
High Growth Markets	1.6	(1.4)	2.6	(2.3)
Foundational Markets & Corporate	7.7	(3.4)	9.3	(4.3)
Total	3.1%	(0.7)%	4.6%	(1.5)%

*
On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 0.3% and decreased 4.4% for the six months ended 2016 and 2015, respectively.

Systemwide Sales and Franchised Sales

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Quarter Ended		Six Months Ended
	June 30, 2016		June 30, 2016
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	2%	2%	3%	3%
International Lead Markets	2	4	1	5
High Growth Markets	0	5	1	6
Foundational Markets & Corporate	5	9	4	11
Total	2%	4%	3%	6%
FRANCHISED SALES
Dollars in millions

Quarters Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$8,255.4	$8,002.4	3%	3%
International Lead Markets	4,321.5	4,107.8	5	7
High Growth Markets	1,205.8	1,130.5	7	8
Foundational Markets & Corporate	3,615.7	3,374.5	7	11
Total*	$17,398.4	$16,615.2	5%	6%
Six Months Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$15,965.4	$15,249.8	5%	5%
International Lead Markets	8,226.7	7,868.1	5	8
High Growth Markets	2,330.6	2,191.3	6	9
Foundational Markets & Corporate	6,991.8	6,654.6	5	12
Total*	$33,514.5	$31,963.8	5%	8%

*
Sales from developmental licensed restaurants and foreign affiliated markets where the Company earns a royalty based on a percent of sales totaled $3,222.6 million and $2,989.4 million for the quarters 2016 and 2015, respectively, and $6,284.4 million and $5,932.7 million for the six months 2016 and 2015, respectively. Results primarily reflected improved performance and the stronger Yen in Japan, partly offset by weaker currencies in Latin America. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended June 30,	2016	2015	2016	2015	Inc/ (Dec)
Franchised
U.S.	83.0%	82.9%	$953.0	$911.6	5%	5%
International Lead Markets	80.1	80.0	595.0	564.4	5	7
High Growth Markets	69.8	71.1	135.0	129.0	5	5
Foundational Markets & Corporate	88.6	88.2	234.5	220.6	6	10
Total	81.7%	81.6%	$1,917.5	$1,825.6	5%	6%
Company-operated
U.S.	16.8%	16.5%	$163.7	$177.2	(8)%	(8)%
International Lead Markets	20.7	19.9	227.7	245.7	(7)	(4)
High Growth Markets	15.4	12.6	208.8	179.7	16	26
Foundational Markets & Corporate	14.1	11.9	68.3	62.2	10	14
Total	17.1%	15.6%	$668.5	$664.8	1%	5%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Six Months Ended June 30,	2016	2015	2016	2015	Inc/ (Dec)

Franchised
U.S.	82.6%	82.1%	$1,818.3	$1,715.1	6%	6%
International Lead Markets	79.6	79.4	1,130.4	1,076.3	5	9
High Growth Markets	69.0	70.2	255.9	245.5	4	6
Foundational Markets & Corporate	88.3	87.9	448.2	429.9	4	11
Total	81.2%	81.0%	$3,652.8	$3,466.8	5%	7%
Company-operated
U.S.	15.5%	15.9%	$300.5	$328.3	(8)%	(8)%
International Lead Markets	20.2	19.5	435.3	463.1	(6)	(2)
High Growth Markets	14.4	11.7	378.2	319.1	19	27
Foundational Markets & Corporate	13.9	11.2	132.7	114.1	16	22
Total	16.3%	15.0%	$1,246.7	$1,224.6	2%	6%

•
Franchised: Franchised margin dollars increased $91.9 million or 5% (6% in constant currencies) for the quarter and increased $186.0 million or 5% (7% in constant currencies) for the six months. Both periods benefited from expansion and refranchising, as well as positive comparable sales performance.

•	U.S.: The increase in the franchised margin percent for the quarter and six months was due to positive comparable sales performance.

•
International Lead Markets: The increase in the franchised margin percent for the quarter and six months reflected the benefit from positive comparable sales performance partly offset by refranchising.

•	High Growth Markets: The decrease in the franchised margin percent for the quarter and six months was primarily due to refranchising and higher occupancy costs.
In general, refranchising may have a dilutive effect on the franchised margin percent, but results in higher franchised margin dollars.

•
Company-operated: Company-operated margin dollars increased $3.7 million or 1% (5% in constant currencies) for the quarter and increased $22.1 million or 2% (6% in constant currencies) for the six months, partly due to improved performance in China.

•
U.S.: The Company-operated margin percent increased for the quarter and decreased for the six months. Both periods reflected positive comparable sales and lower commodity costs. The incremental investment in wages and benefits for eligible Company-operated restaurant employees significantly impacted results for both periods.

•	International Lead Markets: The Company-operated margin percent increased for the quarter and six months primarily due to positive comparable sales, partly offset by higher labor and occupancy costs.

•
High Growth Markets: The Company-operated margin percent increased for the quarter and six months due to improved performance in China and positive comparable sales performance in Russia. Higher labor and occupancy costs across the segment pressured margins for both periods.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Food & paper	31.8%	33.9%	32.2%	33.9%
Payroll & employee benefits	27.1	26.3	27.4	26.6
Occupancy & other operating expenses	24.0	24.2	24.1	24.5
Total expenses	82.9%	84.4%	83.7%	85.0%
Company-operated margins	17.1%	15.6%	16.3%	15.0%

Selling, General & Administrative Expenses

•
Selling, general and administrative expenses increased $3.7 million or 1% for the quarter and decreased $1.1 million or were flat for the six months benefiting from negative foreign currency translation. In constant currencies, selling, general and administrative expenses increased 2% and 1% for the quarter and six months, respectively. These results were due to higher incentive-based compensation costs reflecting improved performance and costs associated with the 2016 Worldwide Owner/Operator Convention incurred during the quarter, partly offset by lower employee-related costs resulting from the Company's recent restructuring initiatives.

•
For the six months, selling, general and administrative expenses as a percent of revenues increased to 9.6% for 2016 compared with 9.4% for 2015, and as a percent of Systemwide sales remained flat at 2.9% for both 2016 and 2015.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gains on sales of restaurant businesses	$(89.9)	$(39.3)	$(149.5)	$(63.9)
Equity in earnings of unconsolidated affiliates	(2.2)	24.3	1.5	87.7
Asset dispositions and other (income) expense, net	(4.3)	11.8	5.6	102.8
Impairment and other charges, net	228.4	51.9	229.6	154.8
Total	$132.0	$48.7	$87.2	$281.4

•	Gains on sales of restaurant businesses increased for the quarter and six months, primarily due to a higher number of restaurant sales in the U.S. and, to a lesser extent, in Canada.

•
Equity in earnings of unconsolidated affiliates improved for the quarter and six months due to continued sales recovery in Japan. In addition, the six months benefited from comparison against first quarter 2015 strategic charges in Japan.

•
Asset dispositions and other expense decreased for the quarter and six months. The six months benefited from comparison to the first quarter 2015 asset write-offs resulting from the decision to close under-performing restaurants, mostly in the U.S. and China.

•
Impairment and other charges, net increased for the quarter and six months due to strategic charges related to the Company’s ongoing refranchising and G&A initiatives, as well as the decision to relocate the Company's headquarters. This was partly offset by the impact of the prior year's strategic charges relating to asset write-offs as part of the Company's refranchising initiative in certain Foundational markets, and global restructuring charges.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,018.9	$925.8	10%	10%
International Lead Markets	718.9	688.6	4	7
High Growth Markets	273.7	218.9	25	32
Foundational Markets & Corporate	(153.6)	16.0	n/m	n/m
Total	$1,857.9	$1,849.3	0%	3%
Six Months Ended June 30,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,859.1	$1,657.6	12%	12%
International Lead Markets	1,373.1	1,272.1	8	12
High Growth Markets	494.6	342.0	45	52
Foundational Markets & Corporate	(88.6)	(36.9)	n/m	(46)
Total	$3,638.2	$3,234.8	12%	16%
n/m Not meaningful

•
Operating Income: Operating income increased $8.6 million or was relatively flat (increased 3% in constant currencies) for the quarter and increased $403.4 million or 12% (16% in constant currencies) for the six months. Results were impacted by approximately $230 million of strategic charges incurred in the quarter, offset by a benefit from comparison to the prior year's charges of $45 million for the second quarter 2015 and $240 million for the six months 2015.

•
U.S.: The increase in operating income for the quarter and six months was primarily due to higher sales-driven franchised margin dollars and higher gains from restaurant refranchising. In addition, the six months included the benefit from comparison to the first quarter 2015 restructuring and restaurant closing charges.

•
International Lead Markets: The constant currency operating income increase for the quarter and six months was primarily due to higher franchised margin dollars benefiting from positive comparable sales performance. In addition, the six months benefited from higher other operating income.

•
High Growth Markets: The constant currency operating income increase for the quarter and six months primarily reflected improved results in China. In addition, the six months benefited from comparison to first quarter 2015 restaurant closing charges in China.

•
Foundational Markets and Corporate: The constant currency operating income decrease for the quarter and six months primarily reflected the impact of strategic charges incurred in the quarter, consisting primarily of non-cash impairment charges related to the Company’s ongoing refranchising and G&A initiatives, as well as the decision to relocate the Company's headquarters. In addition, selling, general and administrative expenses were higher, largely due to the centralization of certain costs. For both periods, results benefited from comparison to the prior year's strategic charges and improved performance in Japan.

•	Operating Margin: Operating margin is defined as operating income as a percent of total revenues. Operating margin was 29.9% and 26.0% for the six months ended 2016 and 2015, respectively.

Interest Expense

•
Interest expense increased 50% (51% in constant currencies) for the quarter and increased 49% (50% in constant currencies) for the six months primarily due to higher average debt balances in connection with the Company's previously-announced plans to optimize its capital structure.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income	$(3.0)	$(1.7)	$(6.8)	$(4.0)
Foreign currency and hedging activity	(15.6)	(19.0)	(27.7)	(34.9)
Other (income) expense, net	2.4	8.4	3.9	10.7
Total	$(16.2)	$(12.3)	$(30.6)	$(28.2)

Income Taxes

•
The effective income tax rate was 33.8% and 29.8% for the quarters ended 2016 and 2015, respectively, and 31.3% and 32.1% for the six months ended 2016 and 2015, respectively. The 2016 effective income tax rate for the quarter and the six months included an increase in tax reserves resulting from audit progression, partially offset by a lower tax cost associated with the Company's ongoing foreign cash repatriation. The effective income tax rate for both periods benefited from the early adoption of new accounting guidance related to share-based compensation.

Outlook
While the Company does not provide specific guidance on earnings per share, the following global and certain segment-specific information is provided to assist in forecasting the Company’s future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 1 percentage point to 2016 Systemwide sales growth (in constant currencies).

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or the International Lead segment would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full-year 2016, costs for the total basket of goods are expected to decrease about 3.5-4.5% in the U.S. and remain relatively flat in the International Lead segment.

•
The Company expects full-year 2016 selling, general and administrative expense to decrease about 1-2% in constant currencies, excluding changes in incentive-based compensation based on business performance and the impact from changes in timing of certain refranchising transactions. The current outlook includes expenses associated with our sponsorship of the Summer Olympic games in third quarter 2016.  Some volatility may be experienced between quarters.

•
Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2016 to increase about 40-45% compared with 2015 due to higher average debt balances in connection with the Company's previously-announced plans to optimize its capital structure.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by up to 25 cents.

•
The Company expects the effective income tax rate for the full-year 2016 to be in the 31-33% range. Some volatility may be experienced between the quarters resulting in a quarterly tax rate outside of the annual range.

•
The Company expects capital expenditures for 2016 to be approximately $2.0 billion, about half of which are expected to be used to open new restaurants. The Company expects to open about 1,000 restaurants, including about 400 restaurants in affiliated and developmental-licensee markets where the Company does not fund any capital expenditures. The Company expects net additions of about 500 restaurants. The remaining capital is expected to be used to reinvest in existing locations.

•
The Company continues to optimize its capital structure and expects to return about $30 billion to shareholders for the three-year period ending 2016. The cumulative return through the June 30, 2016 was approximately $24 billion, leaving about $6 billion to be completed by the end of 2016.

Long-term

•
The Company expects to refranchise about 4,000 restaurants through 2018 with a long-term goal to become 95% franchised. The majority of the refranchising is expected to take place in the High Growth and Foundational markets.

•
The Company expects to realize net annual G&A savings of about $500 million from our G&A base of $2.6 billion at the beginning of 2015, the vast majority of which is expected to be realized by the end of 2017. These savings will be realized through our refranchising efforts, streamlining across corporate, segment and market organizations, primarily in non-customer facing functions, and realizing greater efficiencies in the Company's Global Business Services platform. This target excludes the impact of foreign currency changes. We expect to realize a cumulative total of about $150 million in savings by the end of 2016, with about half of these savings already achieved in 2015.

•	In connection with executing against our refranchising and G&A targets, we may incur additional strategic charges associated with asset dispositions and restructuring.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At June 30,	2016	2015	Inc/ (Dec)
U.S.	14,186	14,318	(132)

International Lead Markets
Germany	1,472	1,478	(6)
Canada	1,438	1,437	1
France	1,386	1,350	36
United Kingdom	1,262	1,249	13
Australia	956	943	13
Other	281	274	7
Total International Lead Markets	6,795	6,731	64

High Growth Markets
China	2,234	2,187	47
Russia	566	506	60
Italy	532	515	17
Spain	497	486	11
Korea	428	409	19
Other	1,044	1,023	21
Total High Growth Markets	5,301	5,126	175

Foundational Markets & Corporate
Japan	2,917	3,078	(161)
Brazil	884	869	15
Philippines	494	464	30
Taiwan	403	413	(10)
Other	5,524	5,369	155
Total Foundational Markets & Corporate	10,222	10,193	29

Systemwide restaurants	36,504	36,368	136

Countries	120	119	1

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2016	2015	Inc/ (Dec)
U.S.
Conventional franchised	12,978	12,867	111
Company-operated	1,208	1,451	(243)
Total U.S.	14,186	14,318	(132)

International Lead Markets
Conventional franchised	5,652	5,413	239
Developmental licensed	17	14	3
Total Franchised	5,669	5,427	242
Company-operated	1,126	1,304	(178)
Total International Lead Markets	6,795	6,731	64

High Growth Markets
Conventional franchised	1,685	1,549	136
Developmental licensed	478	429	49
Foreign affiliated	279	272	7
Total Franchised	2,442	2,250	192
Company-operated	2,859	2,876	(17)
Total High Growth Markets	5,301	5,126	175

Foundational Markets & Corporate
Conventional franchised	1,014	1,074	(60)
Developmental licensed	5,179	4,850	329
Foreign affiliated	3,085	3,244	(159)
Total Franchised	9,278	9,168	110
Company-operated	944	1,025	(81)
Total Foundational Markets & Corporate	10,222	10,193	29

Systemwide
Conventional franchised	21,329	20,903	426
Developmental licensed	5,674	5,293	381
Foreign affiliated	3,364	3,516	(152)
Total Franchised	30,367	29,712	655
Company-operated	6,137	6,656	(519)
Total Systemwide	36,504	36,368	136

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking words, such as “may,” “will,” “expect,” “believe” and “plan” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including those under "Outlook", are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this report. Except as required by law, we do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are reflected in the following considerations and factors, as well as elsewhere in our filings with the SEC. If any of these considerations or risks materialize, our expectations may change and our performance may be adversely affected.
If we do not successfully design and execute our business strategies, we may not be able to increase operating income or market share.
To drive future results, our business strategies must be effective in achieving market share gains while at the same time delivering operating income growth. Whether we successfully execute these strategies depends mainly on our System’s ability to:

•	Continue to innovate and differentiate in all aspects of the McDonald’s experience in a way that balances value to our customers with profitability;

•	Reinvest in our restaurants and identify and develop restaurant sites consistent with our System’s plans for net growth of System-wide restaurants;

•	Provide clean and friendly environments that deliver a consistent McDonald's experience and demonstrate high service levels;

•	Drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours; and

•	Manage the complexity of our restaurant operations.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
The implementation of our turnaround plan may intensify the risks we face and may not be successful in driving improved performance.
Our turnaround plan includes an accelerated pace of refranchising, cost savings and global restructuring. In addition, we have increased our leverage. As we continue to implement our plans, the existing risks we face in our business may be intensified. Our efforts to reduce costs and capital expenditures depend, in part, upon our refranchising efforts, which, in turn, depend upon our ability to identify qualified and capable franchisees and licensees. Our cost savings initiatives also depend upon our ability to achieve efficiencies through the consolidation of global, back-office functions. Therefore, if our turnaround-related initiatives are not successful, take longer to complete than initially projected, or are not executed well, or if our cost reduction efforts adversely impact our effectiveness, our business operations, financial results and results of operations could be adversely affected.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the “informal eating out” (IEO) segment, which is highly competitive. We are facing slowing restaurant industry trends in several key markets, as well as sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores and coffee shops. We expect our environment to continue to be highly competitive and in any particular reporting period our results may be impacted by new actions of our competitors, which may have a short- or long-term impact on our results.
We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, develop new products, price our products appropriately, manage the complexity of our restaurant operations and respond effectively to our competitors’ actions. Recognizing these dependencies, we have intensified our focus in recent periods on strategies to achieve these goals, including the turnaround plan described above, and we will likely continue to modify our strategies and implement new strategies in the future. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics.
If we do not anticipate and address evolving consumer preferences, our business could suffer.
Our continued success depends on our System’s ability to anticipate and respond effectively to continuously shifting consumer demographics, trends in food sourcing, food preparation and consumer preferences in the IEO segment. We must continuously adapt to deliver a relevant experience for our customers amidst a highly competitive, value-driven operating environment. We continue to implement initiatives to address these shifts at an aggressive pace. There is no assurance that these initiatives will be successful and, if they are not, our financial results could be adversely impacted.

If our pricing, promotional and marketing plans are not effective, our results may be negatively impacted.
Our results depend on the impact of our pricing, promotional and marketing plans and our System’s ability to efficiently adjust these plans to respond quickly and effectively to evolving customer preferences, as well as economic and competitive conditions. Our existing or future pricing strategies and the value proposition they represent will continue to be important components of our overall plan, may not be successful and could negatively impact sales and margins. The promotion of our menu offerings, including through expanded digital engagement with our customers, may yield results below desired levels.
Additionally, we operate in an increasingly complex and costly advertising environment. Our marketing and advertising programs may not be successful and we may fail to attract and retain customers. We have expanded engagement with our customers through digital media and loyalty initiatives. Our success depends in part on whether our allocation of our advertising and marketing resources across different channels allows us to effectively reach our customers. If our advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Failure to preserve the value and relevance of our brand could have a negative impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand. Brand value is based in part on consumer perceptions on a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, our business practices and the manner in which we source the commodities we use. Consumer acceptance of our offerings is subject to change for a variety of reasons. For example, nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the IEO segment or perceptions of our brand and could be material to our business. Perceptions may also be affected by third parties presenting or promoting adverse commentary or perceptions of the quick-service category of the IEO segment, our brand and/or our operations, our suppliers or our franchisees. If we are unsuccessful in addressing such adverse commentary or perceptions, our brand and our financial results may suffer.
Additionally, the ongoing relevance of our brand may depend on the success of our sustainability initiatives, which will require System-wide coordination and alignment. If we are not effective in addressing social responsibility matters, trust in our brand may suffer. Also, if we are unable to articulate and achieve relevant sustainability goals, consumers may lose confidence in our brand. In particular, business incidents that erode consumer trust or confidence, particularly if such incidents receive considerable publicity or result in litigation, can significantly reduce brand value and have a negative impact on our financial results.
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics and actions taken by governments to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Many major economies, both advanced and developing, continue to face weak economies, high unemployment rates and other ongoing economic issues. Continued adverse economic conditions or adverse changes in economic conditions in our markets could pressure our operating performance, and our business and financial results may suffer.
Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient product supply, including on favorable terms. The products we sell are sourced from a wide variety of suppliers in countries around the world. Supply chain interruptions, including due to lack of supply or price increases, can adversely affect us or the suppliers and franchisees that are also part of our System and whose performance has a significant impact on our results. Such shortages or disruptions could be caused by factors beyond the control of our suppliers or us. If we experience interruptions in our supply chain, our costs could increase and it could limit the availability of products critical to our operations.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu evolves. However, food safety events, including instances of food-borne illness, have occurred in the food industry in the past, and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation as well as our revenues and profits.
Our franchise business model presents a number of risks.
Our success relies in part on the financial success and cooperation of our franchisees, yet we have limited influence over their operations. Our restaurant margins arise from two sources: Company-operated restaurants and franchised restaurants. Our franchisees manage their businesses independently, and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. If our franchisees do not experience sales growth, our revenues and margins could be negatively affected as a result. Also, if sales trends worsen for franchisees, their financial results may deteriorate, which could result in, among other things, restaurant closures or delayed or reduced payments to us. Our refranchising effort will increase that dependence and the effect of those factors.
Our success also depends on the willingness and ability of our independent franchisees to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, promotional and capital-intensive reinvestment plans. The ability of our franchisees to contribute to the achievement of our plans is dependent in large part on the availability of funding at reasonable interest rates and may be negatively impacted by the financial markets in general or by the creditworthiness of our franchisees or the Company. Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, the brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex and changing. Our ability to achieve the benefits of our refranchising strategy, which involves a shift to a greater percentage of franchised restaurants, in a timely manner or at all, will depend on various factors, including our ability to timely and effectively identify franchisees and/or licensees that meet our rigorous standards and/or to complete transactions on favorable terms and to manage associated risks, and will also depend on the performance of our franchisees, and whether the resulting ownership mix supports our financial objectives.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supply, fuel, utilities, distribution and other operating costs. Any volatility in certain commodity prices could adversely affect our operating results by impacting restaurant profitability. The commodity market for some of the ingredients we use, such as beef and chicken, is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, climate conditions, industry demand, international commodity markets, food safety concerns, product recalls, government regulation and other factors, all of which are beyond our control and, in many instances, unpredictable. We can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
The global scope of our business subjects us to risks that could negatively affect our business.
We face differing cultural, regulatory and economic environments that exist within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System's success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets. Planned initiatives may not have broad appeal with McDonald's customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs, government-mandated closure of our, our franchisees' or our suppliers’ operations and asset seizures. The cost and disruption of responding to governmental investigations or inquiries, whether or not they have merit, may impact our results and could cause reputational or other harm. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental investigations or inquiries. Our results of operations and financial condition are also affected by fluctuations in currency exchange rates, which may adversely affect reported earnings.
Additionally, challenges and uncertainties are associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. Such challenges are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to effectively manage the risks associated with our international operations could have a material adverse effect on our business and financial condition.
The U.K.'s decision to leave the European Union could adversely affect our business.
As a result of the U.K.'s decision to leave the European Union through a negotiated exit over a period of time, it is possible that there will be increased regulatory complexities, as well as potential referenda in the U.K. and/or other European countries that could cause uncertainty in European or worldwide economic conditions. In the short term, the decision created volatility in certain foreign currency exchange rates, which may continue. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.
Challenges with respect to talent management could harm our business.
Effective succession planning is important to our long-term success. Failure to effectively identify, develop and retain key personnel, recruit high-quality candidates and ensure smooth management and personnel transitions (which may be increased as we continue to execute our turnaround plans) could disrupt our business and adversely affect our results.

Our success depends in part on our System’s ability to identify, recruit, motivate and retain a qualified workforce to work in our restaurants in an intensely competitive environment. Increased costs associated with recruiting, motivating and retaining qualified employees to work in our Company-operated restaurants could have a negative impact on our Company-operated margins.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues including wage and hour, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers (or perceptions thereof) could have a negative impact on our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect (including the ability to recruit and retain talent) us or the franchisees and suppliers that are also part of the McDonald's System and whose performance may have a material impact on our results.
Information technology system failures or interruptions or breaches of network security may interrupt our operations.
We are increasingly reliant on technological systems (e.g., point-of-sale and other in-store systems or platforms) as well as technologies which facilitate communication and collaboration internally, with affiliated entities, or with independent third parties to conduct our business, including technology-enabled solutions provided to us by third parties; and any failure of these systems could significantly impact our operations and customer perceptions. Despite the implementation of security measures, those technology systems and solutions could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. The third party solutions also present the risks faced by the third party’s business. If those systems or solutions were to fail or otherwise be unavailable, and we were unable to recover in a timely way, we could experience an interruption in our operations. We may also not fully realize the benefits of the significant investments we are making to enhance the customer experience through digital engagement and social media. Furthermore, security breaches involving our systems, the systems of the parties we communicate or collaborate with, or those of third party providers may occur, such as unauthorized access, denial of service, computer viruses and other disruptive problems caused by hackers. Our information technology systems contain personal, financial and other information that is entrusted to us by our customers and employees as well as financial, proprietary and other confidential information related to our business. An actual or alleged security breach could result in system disruptions, shutdowns, theft or unauthorized disclosure of confidential information. The occurrence of any of these incidents could result in adverse publicity, loss of consumer confidence, reduced sales and profits, and criminal penalties or civil liabilities.
Increasing regulatory complexity may adversely affect restaurant operations and our financial results.
Our regulatory environment worldwide exposes us to complex compliance and similar risks that could affect our operations and results in material ways. In many of our markets we are subject to increasing regulation, which has increased our cost of doing business. We are affected by the cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by multiple governmental authorities can adversely affect our business and increase our exposure to litigation or governmental investigations or proceedings.
Our success depends in part on our ability to manage the impact of new, potential or changing regulations that can affect our business plans. These regulations may relate to, among others, product packaging, marketing and the nutritional content and safety of our food and other products, labeling and other disclosure practices, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers (particularly given varying requirements and practices for testing and disclosure).
Additionally, we are working to manage the risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources. The increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters (e.g., packaging and waste, animal health and welfare, deforestation and land use) and the increased pressure to make commitments, set targets or establish additional goals and take actions to meet them, could expose us to market, operational and execution costs or risks. If we are unable to effectively manage the risks associated with our complex regulatory environment, it could have a material adverse effect on our business and financial condition.
We are subject to increasing legal complexity and could be party to litigation that could adversely affect us.
Increasing legal complexity will continue to affect our operations and results in material ways. We could be subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations, employment and personal injury claims, landlord/tenant disputes, disputes with current or former suppliers, claims by current or former franchisees, and intellectual property claims (including claims that we infringed another party’s trademarks, copyrights, or patents). Inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation.
Litigation involving our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, if determined adversely, could increase costs, negatively impact the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions. We are also subject to legal and compliance risks and associated liability, such as in the areas of privacy, data collection, protection and management, as it relates to information we collect and share when we provide optional technology-related services and platforms to third parties.
Our operating results could also be affected by the following:

•	The relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;

•	The cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices; and

•	The scope and terms of insurance or indemnification protections that we may have.
A judgment significantly in excess of any applicable insurance coverage could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these claims may hurt our business.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products. We cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.
We have registered certain trademarks and have other trademark registrations pending in the United States and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business or may do business in the future and may never be registered in all of these countries. The steps we have taken to protect our intellectual property in the United States and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, could result in costly litigation and could harm our business.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the United States and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or related authoritative interpretations, particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere. We are also impacted by settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope. Any increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends, and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
We may be negatively affected by the impact of changes in our debt levels or our results of operations on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.

Trading volatility and price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are outside our control, are the following:

•	The continuing unpredictable global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we review our corporate structure and strategies in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.